Exhibit 99.1
For Immediate Release
December 19, 2005
Contacts:
Richard F. Bonini
Secretary
Investor Relations
Lucienne Gigante
Vice President
Investor Relations
Tel. (212) 329-3733
DORAL FINANCIAL CORPORATION TO REDEEM
THE ENTIRETY OF ITS $75 MILLION SENIOR NOTES DUE 2006
AND TO COMMENCE CONSENT SOLICITATION
San Juan, Puerto Rico, December 19, 2005 - Doral Financial Corporation (NYSE: DRL) (“Doral”) reported that, following the recent announcement of its proposed timetable for the completion of the restatement, its Board of Directors had authorized a number of initiatives designed to mitigate the uncertainty that could result in the event it were to receive a notice of default under its public indentures and thereby allow Doral to complete its restatement process in an orderly manner.
Specifically, the Board has authorized the redemption in whole of Doral’s 7.84% Senior Notes due October 10, 2006 (the “Notes”) in the aggregate principal amount of $75 million. Pursuant to the terms of the indenture governing the Notes, the Notes will be redeemed at a redemption price equal to the greater of (i) 100% of their principal amount; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the Treasury Yield (as defined in the indenture) plus 25 basis points, plus in each case accrued interest to the date of redemption. Doral expects that the redemption price will exceed 100% of the principal amount of the Notes. As required by the terms of the indenture, the Company will retain an independent investment bank to calculate the redemption price. Doral intends to issue a press release setting forth the date fixed for redemption as soon as practicable.
Doral also announced that it will commence a consent solicitation to solicit the bondholders under the indenture dated as of May 14, 1999 (the “1999 Indenture”) to temporarily forbear their right to declare an event of default as a result of the Company’s failure to comply with its reporting obligations under the 1999 Indenture. Doral will hire a consent solicitation agent for these purposes. The terms and conditions of the consent solicitation will be set forth in a Consent Solicitation Statement to be delivered by the consent solicitation agent. Doral expects to commence the consent solicitation as soon as practicable.

Doral also reiterated that it expects to file its amended annual report on Form 10-K for the year ended December 31, 2004 within approximately 60 days, and its quarterly reports on Form 10-Q for the first three quarters of 2005 as soon as practicable after the filing of its amended annual report on Form 10-K.
Doral Financial Corporation, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.
FORWARD LOOKING STATEMENTS
     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the Company’s ability to attract new clients and retain existing clients;

•	the Company’s ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting;

•	potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;

•	risks associated with the Company’s inability to prepare and timely file financial statements;

•	the Company’s ability to satisfy certain reporting covenants under its indentures;

•	potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing in SEC inquiry;

•	potential adverse developments from enforcement actions that may be commenced by bank regulatory agencies;

•	potential downgrades in the credit ratings of our securities; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.